UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 17, 2015

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

Magellan Health, Inc. (the “Company”) provides behavioral healthcare management and other related services to members in the state of Iowa pursuant to contracts with the State of Iowa (the “Iowa Contracts”).  The Company currently has two contracts; the Iowa Medicaid Contract and Iowa Medicaid Integrated Health Home Provider Agreement (“IHH Agreement”).  As disclosed in the Company’s Form 10-Q filed on April 30, 2015, these contracts generated revenue of $127.2 million for the three months ended March 31, 2015.

On June 17, 2015, the Company received a notice of intent to extend the Iowa Medicaid Contract through December 31, 2015, to coincide with the start date of new Iowa High Quality Healthcare Initiative.  On February 16, 2015 the Iowa Department of Human Services (the “Agency”) released the Iowa High Quality Healthcare Initiative Request for Proposal (“RFP”).   The Agency intends to contract on a statewide basis with two to four managed care plan bidders with a demonstrated capacity to coordinate care and provide a full range of managed care services and quality outcomes for the state’s entire Medicaid and Children’s Health Insurance Program (“CHIP”) populations. The program will enroll the majority of the Iowa Medicaid and CHIP populations and will also provide services for individuals qualifying for Iowa Department of Public Health (“IDPH”) funded substance abuse services.  The anticipated start of the contract is January 1, 2016 for an initial period of three years and the ability for the Agency to extend the contract for two additional two year terms. The RFP includes the services provided by the Company’s current Iowa Contracts.  The Company has submitted a bid on this RFP. There can be no assurance that the Company will be awarded a contract pursuant to the RFP, or that the terms of any contract awarded pursuant to the RFP will be similar to the current Iowa Contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: June 17, 2015	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer